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                                                                  Exhibit 10.5


                                 SPSS INC.

                              LICENSE AGREEMENT


         This License Agreement (the "Agreement"), between, SPSS Inc., a Delaware Corporation located at 233 S. Wacker, Chicago, Illinois 60606-6307 ("SPSS") and Accurate Assessments, Inc., an Iowa Corporation located at 1823 Harney Street, Suite 101, Omaha Nebraska 68102 ("AA"), is entered into this 30th day of June, 1999 the effective date.

         WHEREAS, AA wishes to license, reproduce and distribute the software described in this Agreement in conjunction with AA's own software products, including but not limited to certain software developed, marketed and/or sold under the name Root Cause Analyst; and

         WHEREAS, SPSS is willing to enter into this Agreement with AA under the terms and conditions set forth below;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree to the following terms and conditions.

1    DEFINITIONS

1.1 "SOFTWARE" means those discrete components of allCLEAR version 4.5 software as set forth in the Exhibit together with any upgrades or enhancements that may be available from SPSS from time to time.

1.2 "Perpetual Single-User License" means a fully-paid up right for the software to be installed on a single stand alone computer, not a network or a server. The right to use is only taken away by a violation of the license agreement.

2    GRANT

2.1 Subject to the provisions contained herein, SPSS grants to AA a non-exclusive worldwide license to reproduce, use, sell, distribute, or otherwise dispose of, new Perpetual Single-User Licenses of the SOFTWARE in object code form in conjunction with AA's own software products including but not limited to certain software developed, marketed and/or sold under the name Root Cause Analyst.

2.2 Within fifteen (15) working days of the signing of this Agreement SPSS shall provide AA with appropriate master media incorporating the SOFTWARE. AA hereby covenants and agrees to (i) immediately stop using this master and return it to SPSS upon termination of the Agreement, and (ii) protect the master from theft or reproduction in the same manner as AA would protect any material proprietary to AA that AA considers valuable and confidential. For the avoidance of doubt AA hereby acknowledges and agrees that SPSS is the owner of the master and retains all title and ownership rights to the SOFTWARE and the copyright therein.

3    SUPPORT

3.1 AA shall provide direct technical support to all organizations that purchase licenses of the SOFTWARE from AA.

3.2 SPSS shall provide a sufficient number of personnel to provide "second-tier" support (including operating suggestions and troubleshooting skills) to AA's technical support personnel in their efforts to support the SOFTWARE, Monday through Friday (excluding SPSS company holidays) between the hours of 9:00 through 5:00 PM, Central Standard Time.

4    PAYMENTS AND AUDIT RIGHTS

4.1 On the effective date there will become due to SPSS from AA the non-refundable sum of fifty thousand U.S. dollars ($50,000) in payment for the rights granted under 2.1 in respect of 625 copies of the SOFTWARE. This amount will be paid as

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follows: (1) $25,000 on or before September 30, 1999 and (2) $25,000 on or before December 31, 1999.

4.2 For each additional copy after the 625th copy of the SOFTWARE that is used, sold, distributed or otherwise disposed of by AA, AA shall pay SPSS a royalty of eighty U.S. dollars ($80).

The royalty shall be increased each calendar year in proportion to the increase (if any) in the index last published prior to the effective date of this Agreement and that last published prior to January 1 of each year of the Agreement. If there is a decrease in the index, the royalty required to be paid shall be as set forth in this Agreement and shall not be decreased by any amount. The index used shall be the U.S. City Average All Urban Consumer Price Index (all items) published by the Department of Labor or if that index shall cease to be published, the nearest index having like effect.

4.3 AA shall keep true and detailed accounts and records of SOFTWARE used, sold, distributed or otherwise disposed of. Within five (5) business days of the end calendar quarter, AA shall (i) provide SPSS with a report that contains the number of copies of SOFTWARE used, sold, distributed or otherwise disposed of, together with the name, address, phone and, if available, the facsimile and email address of the licensee, and (ii) send with the report the amount, if any shown to be due to SPSS, in accordance with 4.2 above.

SPSS understands that AA must protect its proprietary information, including its customer base, and therefore SPSS agrees that it may not use the information provided by AA pursuant to this Section 4.3 for any purpose other than to verify the number of copies of SOFTWARE used, sold, distributed or otherwise disposed of. If SPSS uses the information for any other purpose, then AA may terminate the Agreement immediately and shall not be obligated to make any payments then due to SPSS, notwithstanding the provisions of Section
5.3 of the Agreement.

4.4 In order to maintain the license granted under this Agreement, AA shall be required to use, sell, distribute or otherwise dispose of SOFTWARE in sufficient numbers to obligate AA to pay to SPSS a royalty in the amount of one hundred thousand U.S. dollars ($100,000) by September 30, 2000 and thereafter one hundred thousand U.S. dollars ($100,000) in each subsequent year by September 30 of each such year.

4.5 All payments shall be made in U.S. currency and shall be made by check, money order, or wire transfer to such financial institution and account number as may be specified by SPSS from time to time, or by such method as SPSS may specify in writing. When making any payment required pursuant to the terms of this Agreement, AA shall pay all taxes, if any, required to be paid thereon pursuant to the laws of the United States or any other government having competent jurisdiction. Such payments shall be made without deduction, other than such amounts as AA is required to deduct or withhold by law. For the avoidance of doubt, and without limiting the generality of this paragraph 4.4, no deduction shall be taken for taxes, fees, bank charges or other costs or duties applicable to the amounts payable to SPSS. In respect of any deduction required by law, AA shall use all reasonable endeavors to assist SPSS to claim recovery or exemption under any double taxation or similar agreement and AA shall provide SPSS with evidence of all sums paid or deducted pursuant hereto.

4.6 Any payment required hereunder that is made late (including unpaid portions if incomplete payments) shall bear interest at the prime rate as publicly announced from time to time, plus two (2) percentage points. The parties also agree as follows:

(a) Any payment received more than thirty (30) days after becoming due shall be deemed "late" for purposes of this paragraph; and

(b) Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and shall be refunded to AA.

4.7      If a payment due SPSS is more


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than thirty (30) days past due; 1) SPSS shall have a right to suspend their obligations hereunder, and 2) AA's rights set forth in Section 2.1 shall be suspended until the amount past due is paid in full.

4.8 SPSS shall have the right to audit or have audited once per calendar year upon ten (10) business days prior written notice to AA, such books and records of AA as may be necessary to verify the reports referred to in paragraph 4.2 and to satisfy SPSS that the royalty and other payment provisions of this Agreement are being complied with. If the verification discloses any underpayment to SPSS of more than five per cent (5%) of the amount due then AA shall promptly reimburse SPSS for the costs of such audit. Provided however, that should AA dispute the results of any such audit. AA may cause to be conducted an independent audit, at AA's expense, to verify the audit performed by or on behalf of SPSS. If AA's audit discloses that any alleged underpayment did not exceed five per cent (5%), then AA shall not be obligated to reimburse SPSS for the costs of SPSS' audit.

5    TERM AND TERMINATION

5.1 This Agreement shall become effective upon signing by AA and SPSS and shall run until December 31, 2000. Thereafter this Agreement shall automatically renew for additional one (1) year terms unless either party gives written notice to the contrary at least forty-five (45) days before the anniversary date.

5.2 SPSS or AA may terminate this Agreement upon written notice if the other party violates any of the provisions of this Agreement and fails to correct the violation with thirty (30) days following a written notice specifying the breach.

5.3 In addition either party may terminate this Agreement for any reason upon sixty (60) days prior written notice to the other party.

5.4 Upon termination of this Agreement, AA shall pay promptly any amounts which may be due in accordance with Section 4.0 above. AA shall have a right to retain one (1) copy of the SOFTWARE, at each of AA's locations, for the purpose of providing technical support to AA's customers.

6    WARRANTIES

6.1 SPSS and AA warrant that they have a right to enter into this Agreement.

6.2 The media on which the SOFTWARE is furnished is warranted to be free of defects in workmanship and material under normal use for a period of sixty
(60) days from the date of shipment by SPSS. The sole responsibility of SPSS and AA's exclusive remedy under this warranty will be to receive a replacement of the media.

6.3 SOFTWARE IS LICENSED "AS IS" WITHOUT WARRANTY AS TO ITS PERFORMANCE, EXCEPT FOR THE MEDIA WARRANTY PROVIDED ABOVE. THERE ARE NO WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL SPSS BE RESPONSIBLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, EVEN IF SPSS HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6.4 SPSS agrees to defend, or settle at its option, any action against AA arising from a claim that the SOFTWARE infringes any patent or property right, provided that i) SPSS is promptly notified of such action and is given control over the defense or settlement thereof, ii) infringement is not caused by a modification made to the SOFTWARE by AA, and iii) the charge of infringement has not arisen from the use of the SOFTWARE in combination with other hardware or software components where it is the combination with is charged to infringe. SPSS shall at its option and expense secure for AA the right to continue selling licenses of the SOFTWARE or replace or modify it so that it becomes non-infringing.

7    INDEMNIFICATION AND COVENANTS



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7.1      Subject to SPSS' obligations under Section 6.4 above, AA shall indemnify and agree to hold SPSS harmless from and against any and all losses, expenses, suits and demands brought by any third party arising out of any claim relating to; (i) AA's products or services, or (ii) AA's obligations pursuant to this Agreement. SPSS shall promptly notify AA in writing of such action and give AA authority, information, and assistance for the defense of any such suit or proceeding.

7.2 AA agrees to make no representations, warranties, or guarantees to customers, prospective customers or other third parties with respect to the specifications, features, or capabilities of the software in SOFTWARE that are inconsistent with or in addition to the literature distributed or approved by SPSS (including all warranties and disclaimers contained in such literature).

8    SERVICES PROVIDED BY SPSS

8.1 SPSS shall provide an appropriate SPSS training course for six individuals nominated by AA at a time and location to be mutually agreed. This training will be at no cost to AA except for any travel expenses that may be incurred.

8.2 SPSS shall provide AA with one (1) set of marketing materials to assist AA in their effort to market the SOFTWARE. Such materials may consist to positioning information, feature-benefit grids for the SOFTWARE, logos, screen captures and SOFTWARE demos. AA shall be charged the same price SPSS charges its offices for any additional copies of the marketing materials needed.

8.3 SPSS shall provide AA with any material developed by SPSS that may assist AA in their effort to integrate the SOFTWARE in AA's software product(s).

8.4 SPSS shall provide AA, on an annual basis, with any information in regards to SPSS' plans for the SOFTWARE.

8.5 The parties shall jointly announce the relationship via a press release at a mutually agreed to time and to post information about the relationship on the SPSS Web site.

8.6 AA shall have a right to use relevant SPSS trademarks, logos and trade names while promoting the SOFTWARE. AA shall follow SPSS corporate standards in their use of such items. If SPSS determines that a standard was not followed, SPSS shall have the right to request AA to stop using the promotional piece immediately and redo it at AA's own expense.

9    AA OBLIGATIONS

9.1 AA shall use all commercially reasonable efforts to promote and market the SOFTWARE.

9.2 AA shall provide SPSS with two (2) copies of any material developed by AA promoting SPSS or the SOFTWARE.

9.3 Neither AA nor SPSS shall, without the prior written consent of the other party, recruit or hire any personnel of the other party for the term of this Agreement and an additional six (6) months after this Agreement has expired.

9.4 AA shall clearly and properly mark the documentation, packaging or literature relating to the AA software which incorporates the SPSS SOFTWARE, in a manner consistent with applicable laws and regulations, so as to indicate the existence of the copyright in the SOFTWARE and that the copyright is licensed from SPSS. Such marking shall be in such form as the parties agree in writing prior to the use of such form.

10   GENERAL PROVISIONS

10.1 AA agrees that this Agreement and the SOFTWARE may not be assigned or transferred, except as provided herein, without the written consent of SPSS.

10.2 Except as otherwise expressly stated herein, the General Terms and Conditions set forth above and the Exhibit constitute the entire, final and exclusive

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understanding and agreement between the parties, pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written, of the parties. The provisions of these General Terms and Conditions may not be amended or supplemented in any way except by written agreement executed by both parties hereto.

10.3 Nothing contained in this Agreement, nor any action taken by any party to this Agreement, shall be deemed to constitute AA (or any of AA's employees, agents, or representatives) an employee, agent, or legal representative of SPSS, nor to create any, joint venture, association, or syndicate among or between the parties, nor to confer on AA any express or implied right, power or authority to enter into any agreement or commitment on behalf of (nor to impose any obligation upon) SPSS.

10.4 The formation, operation and performance of this Agreement shall be governed, construed, applied and enforced in accordance with the laws of State of Illinois. The parties consent and agree that all cases, claims, and controversies based upon this Agreement shall be adjudicated only in an Illinois court located in Northern Illinois. Each party consents to the jurisdiction of such courts over any such case, claim or controversy, to such courts being the proper venue therefore, and to the jurisdiction of such courts over each of the parties.

10.5 Each party shall keep confidential and shall not appropriate for its own use, reveal, or disclose to anyone, except as necessary to fulfil a party's obligations hereunder, any confidential information of the other which may become known to it prior to or during the term of this Agreement. Each party agrees to take necessary and prudent steps to protect and maintain the confidentiality of any such confidential or proprietary information of the other. "Confidential or proprietary information" shall mean any information maintained as confidential by the other which is not publicly known and not lawfully available without restriction from a third party. In particular, any Confidential Information received as a result of this Agreement is considered "insider information" and shall not be used by the recipient or communicated to another person for the purpose of obtaining a gain or avoiding a loss in transacting SPSS securities or the securities of another public company. Upon termination of this Agreement, AA and SPSS will each return the other's confidential information.

         IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the day first above written.


SPSS INC.:                              ACCURATE ASSESSMENTS INC.:

BY: /s/ Illegible                       BY: /s/ William C. Allan
   --------------------------               -------------------------------
Authorized Signature                    Authorized Signature

/s/ Illegible                           William C. Allan
-----------------------------           -----------------------------------
Printed Name                            Printed Name

Legal Counsel                           CEO
-----------------------------           -----------------------------------
Title                                   Title



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                                     EXHIBIT

                                     SOFTWARE


SPSS allCLEAR version 4.5 with the following amendments.

CHANGES:

1 Remove the left-to-right and bottom-up orientations leaving only the top-down and right-to-left orientations available. (Button bar and diagram properties).

2    Remove the "Change Artist" button/function. Default to "Dali"

3    Remove the "Rebuild" button/function.

4    Remove the "Attachments" functionality from every place it is found.

5    Remove access to "Data Fields" and "Notes".

6 Remove "Slanted" and "Curved" options and default all connections to right-angle.

7 Remove "IF"/"CASE"/"LOOP" button and macro options from the toolbar and other places they may reside.

8 Remove "Deployment" option from all places where it resides "Insert" and "Format" specifically.

9    Remove "Picture" and "Object" option from the "insert" menu.

10 Remove from the Right-Click menu (with a specific box selected): Box Information, Launch, and Select "Glued Object".

11   There will only be three templates-1) Blank, 2) Standard Flow Chart, and
     3) RCA which is the custom template.

12 Under Edit "Diamond defaults" Cluster layout, remove the IF and CASE layout sets (purple diamond and green oval). Also remove these from the Diagrammer dialog. In the latter case the shapes portion of the dialog should be retained (leave the yellow and blue).

BUG FIXES:

1. Fix problems with fonts that extend beyond borders of boxes. Also, when non-default fonts are used, text is grayed-out and the color cannot be changed.

2. Fix Shadow and Cascade so that they work together as they did in previous versions.

3. Fix large diagrams limitation on the number of lines brought to the forefront. When boxes have a cascade border (width of 2) and there are a large number of them, some of them cannot be brought to front. This means that some of the arrowheads are obscured.

4. In the diagram properties box "Space between line" cannot be increased above 0.14 inches.



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